Emmaus Holdings, Inc. 8-K/A

Exhibit 4.5

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NO SALE OR DISPOSITION MAY BE AFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN APPLICABLE EXEMPTION THEREFROM.

EMMAUS MEDICAL, INC.

Convertible Promissory Note
(Cash Interest)
(5 Years)

Principal Amount: $ 2,000	Date: Nov 23, 2010

Note No.:  10112316

FOR VALUE RECEIVED, Emmaus Medical, Inc., a Delaware corporation, located at 20725 S. Western Ave., Suite 136, Torrance, CA 90501 (“Borrower”) agrees to pay to Yumiko Takemoto (“Lender”), the sum of $2,000.00 U.S. Dollars (“Principal Amount”), together with accrued interest thereon at the rate of six percent (6%) per annum, under the following terms and conditions of this Convertible Promissory Note (“Note”).

1.           Terms of Repayment (Balloon Payment):  Simple interest at the rate of six percent (6%) per annum will accrue on the outstanding Principal Amount commencing on the date of this Note and shall be due and payable on [June 30,] September 30, December 31 [and] March 31 [and June 30] of each year until the fifth anniversary of the date of this Note (the “Maturity Date”), as set forth in Attachment A1 hereto. The entire unpaid Principal Amount and any accrued interest thereon shall become immediately due and payable on the Maturity Date.

2.           Prepayment:  This Note may be prepaid in whole or in part at any time without premium or penalty. All prepayments shall be in cash, and first be applied to accrued interest, and then to outstanding Principal Amount.

3.           Place of Payment:  All payments due under this Note shall be sent to Lender’s address, set forth in Attachment A1 hereto, or at such other place as the holder of this Note may subsequently designate in writing to Borrower.

4.           Conversion Option:  At any time during the five year term of this Note, Lender shall, by giving written Notice of Conversion to Borrower in the form attached hereto as Attachment A2, have the right to convert the Principal Amount to shares of Common Stock of Borrower (the “Shares”) at the Conversion Price. The “Conversion Price” shall mean the last price at which the Borrower has sold any Shares in a bona fide sale to an unaffiliated third party prior to the date that the date of conversion specified in the Notice of Conversion (the “Conversion Date”). Upon conversion of this Note, Lender shall be subject to all requirements and transfer restrictions that Borrower may then have in effect with respect to the Shares and purchasers of Shares.

5.           No Fractional Shares: No fractional Shares will be issued upon conversion of this Note. In lieu of any fractional share to which Lender would otherwise be entitled, Borrower will pay to Lender in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional Share. Upon conversion of this Note, Lender or any subsequent holder shall surrender this Note, duly endorsed, at the principal offices of Borrower.

6.           Anti-Dilution:  In the event that Borrower shall at any time subdivide the outstanding Shares, or shall issue a dividend on the outstanding Shares in the form of additional Shares, the Conversion Price in effect immediately prior to such subdivision or the issuance or the issuance of such dividend shall be proportionately decreased, and in the event that the Company shall at any time combine the outstanding Shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination as the case may be.  The foregoing adjustment to the Conversion Price shall be made only if the subdivision, dividend or combination occurs after the most recent bona fide sale to an unaffiliated third party that determines the Conversion Price.  No adjustment to the Conversion Price shall be made if the bona fide sale to an unaffiliated third party that determines the Conversion Price occurs after such subdivision, dividend or combination.

7.           Acceleration of Debt:  If Borrower fails to make any payment due under the terms of this Note or seeks relief under the U.S. Bankruptcy Code, or suffers an involuntary petition in bankruptcy or receivership that is not vacated within thirty (30) days, the entire balance of this Note and any interest accrued thereon shall be immediately due and payable to the holder of this Note.

8.           Modification:  No modification or waiver of any of the terms of this Agreement shall be allowed unless by written agreement signed by the parties. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

9.           No Shareholder Rights:  Nothing contained in this Note shall be construed as conferring upon the Lender any other person the right to vote or to consent or to receive notice as a stockholder of the Borrower or any other matters or any rights whatsoever as a stockholder of Borrower, and no dividends shall be payable or accrued in respect of this Note.

10.           Assignment:  Neither this Note, nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Borrower or by the Lender without the prior written consent of the other party, except in connection with an assignment in whole to a successor corporation to Borrower, provided that such successor corporation acquires all or substantially all of Borrower’s property and assets and Lender’s rights hereunder are not impaired.

11.           Complete Note:  This Note is the complete and exclusive statement of agreement of the parties with respect to subject matters of this Note. This Note replaces and supersedes all prior written or oral agreements or statements by and among the parties with respect to the matters covered by it. No representation, statement, condition or warranty not contained in this Note is binding on the parties.

12.           Severability of Provisions:  If any portion of this Note is deemed unenforceable, all other provisions of this Note shall remain in full force and effect.

14.           Choice of Law:  All terms and conditions of this Note shall be interpreted under the laws of the State of California, United States of America.

IN WITNESS WHEREOF, Borrower has caused this CONVERTIBLE PROMISSORY NOTE to be executed by a duly authorized officer as of the date first written above.

Emmaus Medical, Inc.

By:	/s/ Yutaka Niihara
Name:	Yutaka Niihara, M.D.,
Title:	President and CEO

ATTACHMENT A1

Lender’s Name:	Yumiko Takemoto

Lender’s Address

Principal Amount:	USD $2,000.00

Quarterly Interest at 6% Per Annum on Principal Amount:	$30.00

Quarterly Interest Due Dates:	2/23/2011 and every three months

ATTACHMENT A2

NOTICE OF CONVERSION

(To be executed by Lender in order to convert the Note)

TO:

The undersigned hereby irrevocably elects to convert $ ________________________ of the principal amount of the Note issued to Lender by Emmaus Medical, Inc. (the “Company”) into shares of Common Stock of the Company according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:

Applicable Conversion Price:

Signature:

Name:

Address:

Amount to be converted:	$

Amount of Note
unconverted:	$

Number of shares of
Common Stock to be issued:

Please issue the shares of Common Stock in the following name and to the following address:

Name:

Address:

Phone Number: